Exhibit 99.1

April 7, 2020

GenMark Diagnostics Provides Preliminary Financial and Operational Results for
First Quarter 2020 and Increases 2020 Revenue Guidance

First Quarter 2020 Revenue Expected to Represent Approximately 80% Year-Over-Year Growth

CARLSBAD, Calif. - GenMark Diagnostics, Inc. (NASDAQ:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today provided preliminary financial and operational results for the quarter ended March 31, 2020 and increased its full year 2020 revenue guidance.

First Quarter 2020 Financial Highlights

•	Total revenue expected to be approximately $38.7 million, representing an increase of approximately 80% over the first quarter of 2019

◦	ePlex® revenue expected to be approximately $34.3 million, an increase of approximately 119% compared to the first quarter of 2019

◦	Average annuity per analyzer of approximately $214,000, up 29% versus the first quarter of 2019

•	COVID-19 positively impacted first quarter placements and revenue

◦	Approximately 80% of gross placements included interest in COVID-19 testing

◦	SARS-CoV-2 consumable revenue accounted for approximately 5% of total ePlex revenue

•	Gross margin expected to be approximately 40%, compared to 27% in the first quarter of 2019

First Quarter 2020 Operational Highlights

•	Placed net 54 ePlex analyzers, concluding the quarter with a global installed base of more than 580 ePlex analyzers, an increase of 48% versus the first quarter of 2019

•	Received FDA Emergency Use Authorization for ePlex SARS-CoV-2 Test

•	Awarded BARDA funding for up to $749,000 to develop ePlex® RPv2 Panel designed to include SARS-CoV-2

“GenMark is honored to play an important role in fighting the COVID-19 global pandemic,” said Scott Mendel, Interim President and Chief Executive Officer. "Our sample-to-answer test enables healthcare providers to determine if a patient has COVID-19 in under two hours and is a critical diagnostic solution for hospitals. I'm extremely proud of our team’s hard work throughout this crisis as we continue to work at maximum capacity to provide our ePlex SARS-CoV-2 test and Respiratory Pathogen panel.”

“Our sales and implementation teams responded to significant demand for ePlex instruments resulting in 109 gross placements in the quarter. Our installed base increased by 54 net placements in the quarter as we opportunistically repositioned 55 ePlex analyzers to provide COVID-19 testing capacity across as many customer sites as possible. Importantly, this aggressive repositioning strategy also allowed us to expand into many new customer sites. We believe these placements will drive enduring revenue streams beyond this pandemic as new customers adopt our Respiratory Pathogen and Blood Culture Identification panels," added Mendel.

“In addition to significant top line growth, gross margins improved meaningfully, driven by strong manufacturing yields, continued progress on direct material cost reduction and increased production volumes. Given the strength of our first quarter results and the recurring revenue aspect of our business, we are raising full year revenue guidance by $12 million. We will continue to assess the duration of the elevated RP/COVID-19 demand while also evaluating the impact on implementations of our BCID panels,” concluded Mendel.

Financial Update to Full Year 2020 Guidance
GenMark expects revenue for the full year 2020 to range from $112 million to $122 million, which represents year-over-year growth of 27% to 39%. This compares to previous revenue guidance of $100 million to $110 million. The company plans to provide additional full year financial guidance updates on its quarterly earnings call to be scheduled in early May.

These preliminary results are based on management's initial analysis of operations for the quarter ended March 31, 2020 and are subject to further internal review.

About GenMark Diagnostics
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections. For more information, visit www.genmarkdx.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our preliminary, unaudited financial and operational performance, our ability to secure enduring revenue streams extending beyond the COVID-19 pandemic, regulatory submissions and approvals, and plans and objectives of management, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, disruptions to our supply chain, our ability to achieve our updated financial and operational performance guidance, audit adjustments to our preliminary results, our ability to successfully obtain regulatory clearance for our ePlex RPv2 Panel and commercialize our ePlex system and its related test menu in a timely manner, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to retain customers beyond the COVID-19 pandemic, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Investor Relations Contact
Leigh Salvo
(415) 937-5404